UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K
___________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 17, 2005
Date of Report (Date of earliest event reported)

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LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)

(305) 559-4000
(Registrant’s telephone number, including area code)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On June 17, 2005, Lennar Corporation entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named in the Credit Agreement, which is included as an exhibit to this Current Report on Form 8-K. The description of the Credit Agreement provided below is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement. The Credit Agreement replaced the Third Amended and Restated Credit Agreement, dated May 27, 2004, by and between Lennar Corporation, JPMorgan Chase Bank, certain parties to the new Credit Agreement and certain other parties.

The new Credit Agreement is a senior unsecured credit facility that provides us with up to $1.7 billion of financing. This credit facility also provides us with access to an additional $500 million of financing through an accordion feature, subject to additional commitments, for a maximum aggregate commitment under the facility of $2.2 billion.

Amounts borrowed under the Credit Agreement are guaranteed on a joint and several basis by substantially all of our wholly-owned subsidiaries, other than finance company subsidiaries (which include mortgage and title insurance subsidiaries).

Interest rates on outstanding borrowings are determined by reference to LIBOR, with margins determined based on changes in our leverage ratio and credit ratings, or to an alternate base rate, as described in the Credit Agreement.

The Credit Agreement expires in June 2010.

We generally use amounts available under our credit facility to meet short-term financing needs, including financing for land acquisition and development activities, construction activities and general operating needs.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document

10.1	Credit Agreement, dated June 17, 2005, by and among Lennar Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named in the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2005

LENNAR CORPORATION

By:	/s/ Waynewright Malcolm
Name:	Waynewright Malcolm
Title:	Vice President and Treasurer

Exhibit Index

Exhibit No.	Description of Document

10.1	Credit Agreement, dated June 17, 2005, by and among Lennar Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named in the Credit Agreement.

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